UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 19, 2018

Commission File Number 1-10948

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	59-2663954
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of Principal Executive Offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Effective November 21, 2018, Office Depot, Inc. (the “Company”) entered into the First Amendment (the “First Amendment”) to its Credit Agreement, dated as of November 8, 2017 (the “Term Loan Credit Agreement”), among the Company, as borrower, the other loan parties party thereto, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent, the other financial institutions party thereto, and Goldman Sachs Lending Partners LLC as Purchasing Term Lender. The First Amendment amended the Term Loan Credit Agreement to reduce the interest rate applicable to outstanding loans by reducing the margin over the adjusted LIBO Rate applicable to outstanding loans thereunder from 7.00% to 5.25%. All other material provisions of the Term Loan Credit Agreement remain unchanged.

In connection with the applicable interest rate reduction, the Company also made a voluntary repayment under the Term Loan Credit Agreement in the amount of $194 million, reducing the current outstanding principal amount to $500 million. The Company expects the reduction of applicable interest rate margin and voluntary repayment to result in net annual interest expense savings of approximately $21 million in 2019 and $79 million over the remaining life of the term loan (before transaction-related costs).

In connection with the execution of the First Amendment, the Company paid certain fees to the lenders party thereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On November 20, 2018, the Company issued a press release announcing the debt repricing and a new stock repurchase program of up to $100 million of its outstanding common stock, par value $.01 per share (the “Common Stock”) beginning January 1, 2019. The new stock repurchase program will follow the Company’s current program, which expires on December 31, 2018. As of September 29, 2018, $41 million remained available for stock repurchases under the current program. The authorization allows the Company to repurchase Common Stock from time-to-time through a combination of open market transactions,10b5-1 trading plans, accelerated stock repurchase transactions, privately negotiated transactions and/or derivative transactions, subject to certain limitations under the Term Loan Credit Agreement and its asset based credit facility. The new stock repurchase program, which extends until the end of 2020, may be suspended or discontinued at any time. The exact number of shares of Common Stock to be repurchased, if any, and the timing of repurchases will depend on market conditions and other factors, and will be funded through available cash balances. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release of Office Depot, Inc., dated November 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: November 21, 2018	/s/ N. David Bleisch
N. David Bleisch
EVP, Chief Legal & Administrative Officer
and Corporate Secretary

3